Exhibit 10.5

PERFORMANCE FOOD GROUP COMPANY
DEFERRED COMPENSATION PLAN

PERFORMANCE FOOD GROUP COMPANY
DEFERRED COMPENSATION PLAN

Table of Contents

Page

Article I DEFINITIONS	1
Article II PARTICIPATION	6
Article III Deferrals	7
Article IV CREDITS TO ACCOUNT AND INCOME	8
Article V VESTING OF BENEFITS	9
Article VI PAYMENT OF BENEFIT	9
Article VII ADMINISTRATION OF THE PLAN	13
Article VIII CLAIMs REVIEW PROCEDURE	15
Article IX LIMITATION OF RIGHTS	20
Article X AMENDMENT TO OR TERMINATION OF THE PLAN	20
Article XI Participating employers	21
Article XII GENERAL AND MISCELLANEOUS	21

PERFORMANCE FOOD GROUP COMPANY
DEFERRED COMPENSATION PLAN

Preamble

Performance Food Group Company (the "Company") adopted this Performance Food Group Company Deferred Compensation Plan (the "Plan") as of April 1, 2020 (the "Effective Date") as a strategy to encourage and reward the continued service of Directors and certain key Employees, as designated by the Company, who are essential to the continued viability of the Company.

The Company intends that the Plan will be maintained for the exclusive benefit of the Participants, who shall constitute Directors and a select group of management and key Employees, and that any Participant or Beneficiary of the Plan shall have the status of an unsecured general creditor with respect to the Plan.  The Plan is intended to comply with Section 409A of the Code.

The terms of the Plan are as follows:

Article I
DEFINITIONS

1.1"Account(s)" shall mean each Base Compensation Deferral Account, Bonus Compensation Deferral Account, and/or Employer Discretionary Credits Account.  The term "Account" shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of a Participant or Beneficiary.

1.2"Base Salary" shall mean the earnings paid to a Participant by the Employer for personal services, prior to withholding as reported on Form W-2, including, overtime pay commissions and bonuses other than Bonus Compensation, but excluding (a) contributions to, or distributions under, the Plan, (b) special allowances (such as statutory disability pay and disability benefits paid to a Participant during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includible in taxable income, and similar items), (c) ordinary compensation from the granting, vesting and/or distribution of awards under the Company’s Omnibus Equity Incentive Plan, or under the Company’s Employee Stock Purchase Plan, and (d) the taxable value of any awards and/or gifts, including cash gifts, gift certificates, gift cards, and similar items of readily convertible cash value given to a Participant by the Employer in connection with a holiday or occasional corporate event.  Base Salary shall include all salary reduction contributions by a Participant under the Performance Food Group Employee Savings Plan and any salary reduction contributions to a cafeteria plan under Section 125 of the Code, and any elective amounts that are not includible in the gross income of the Participant under Section 132(f)(4) of the Code.  Notwithstanding the foregoing, if a Participant is performing service in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) while on active duty for a period of more than thirty (30) days and is receiving amounts which represent all or a portion of the Base Salary that the Participant would have received from the Employer if the Participant were performing services for the Employer, such amounts shall be treated as Base Salary for all purposes under the Plan.

1.3"Base Compensation" shall mean Base Salary or Director Fees, as applicable.

1.4"Base Compensation Deferral Account" shall mean a bookkeeping account established on the records of the Company for a Participant that is credited with such Participant's Base Compensation deferrals under Section 3.1.  A Participant shall have a one-hundred percent (100%) nonforfeitable interest in his or her Base Compensation Deferral Account(s) at all times.

1.5"Beneficiary" shall mean the person or persons designated by each Participant under the Plan pursuant to the written beneficiary designation in the form provided by the Plan Committee; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Plan Committee a new written beneficiary designation in the form provided by the Plan Committee and executed specifically with respect to the Plan.  If a Participant fails to name a Beneficiary, if a Beneficiary named by the Participant predeceases the Participant or dies before distribution of the Participant's Account(s) or if such designation is not effective for any reason as determined by the Plan Committee, then the entire value of the Participant's Account(s) will be distributed as follows: (a) if a Participant leaves a surviving spouse, the Participant's distributions shall be paid to such surviving spouse; or (b) if a Participant leaves no surviving spouse nor designated Beneficiary, the Participant's Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(i)The Participant's natural born or legally adopted children, except that if any such children of the Participant predecease the Participant but leave issue surviving the Participant, such issue will take, by right of representation, the share their parent would have taken if living;

(ii)The Participant's parents; and

(iii)The Participant's estate.

1.6"Board" shall mean the Board of Directors of the Company.

1.7"Bonus Compensation" shall mean with respect to any Participant for a Plan Year, the amount paid under the Company's annual incentive plan, calculated after ensuring that there is a sufficient amount remaining to provide for all of the following items to the extent such items are not otherwise deducted from Base Compensation: (i) all applicable federal and state taxes required to be withheld, (ii) the amount of elective deferrals that such Participant has elected to contribute to the Performance Food Group Employee Savings Plan, (iii) all amounts elected by such Participant to be contributed under any Employer sponsored plan by reason of Section 125 of the Code, (iv) all other amounts elected by such Participant to be paid as participant contributions to any Employersponsored plan, and (v) all other deductions authorized or consented to by such Participant or otherwise required by law, provided that to the maximum extent possible, such deductions shall reduce the portion of the Bonus Compensation that is not subject to a Deferral Election.

1.8"Bonus Compensation Deferral Account" shall mean a bookkeeping account established on the records of the Company for a Participant that is credited with such Participant's Bonus Compensation deferrals under Section 3.2.  A Participant shall have a one-hundred percent (100%) nonforfeitable interest in his or her Bonus Compensation Deferral Account(s) at all times.

1.9"Change in Control" shall mean the occurrence of any of the following:

(a)the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and any successor thereto (the "Exchange Act") of more than fifty percent (50%) (on a fully diluted basis) of either (i) the then outstanding shares of the Company's common stock, taking into account as outstanding for this purpose such Common Stock ("Common Stock") issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any Affiliate; or (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (iii) in respect of the Account(s) of a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(b)during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors of the Company or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(c)the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.

For purposes of this definition, (A) "Person" shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) and (B) "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract, or otherwise.

1.10"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.11"Company" shall mean Performance Food Group Company, a Delaware corporation, or any successor.

1.12'"Compensation Committee" shall mean the Compensation Committee and Human Resources Committee of the Board.

1.13"Credit Date" shall mean each business day of the Plan Year.

1.14"Deferral Election" means an election by a Participant to defer Base Compensation, Bonus Compensation and/or Employer Discretionary Credits.  A Participant must make a new Deferral Election with respect to Base Compensation, Bonus Compensation and/or Employer Discretionary Credits for each Plan Year.

1.15"Director" means a member of the Board who is not an Employee.

1.16"Director Fees" means the annual cash retainer and all meeting fees payable in cash to a Director for service as a member of the Board, including retainers and meeting fees paid for service as the lead independent Director, a committee member (including a special committee) or a committee chairman.

1.17"Disability" means that a Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii)  by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees; or (iii) determined to be totally disabled by the Social Security Administration.

1.18"Distribution Date" means the date, as permitted by the Plan Committee, specified by a Participant in his or her Election Notice for the payment of all or a portion of such Participant's Account(s).

1.19"Effective Date" means April 1, 2020.

1.20"Election Notice" means the notice or notices established from time to time by the Plan Committee for making Deferral Elections under the Plan.  The Election Notice includes the amount or percentage of Base Compensation and/or Bonus Compensation to be deferred (subject to any minimum or maximum amounts set forth herein), the Distribution Date(s), and the form of payment (lump sum or installments).

1.21"Election Period" shall mean the period established by the Plan Committee with respect to each Plan Year during which a Deferral Election for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:

(a)General Rule.  Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.

(b)Performance-based Compensation. If any Bonus Compensation constitutes "performance-based compensation" within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall be determined by the Plan Committee in accordance with Treas. Reg. Section 1.409A-1(e) (and in no event later than the date on which the amount of the performance-based compensation becomes readily ascertainable).

(c)New Participants. The Election Period for an individual who is treated under Section 409A of the Code as first becoming eligible to participate in an "account balance" plan maintained by the Company shall end no later than thirty (30) days after the individual becomes eligible to participate in the Plan and shall apply only with respect to compensation paid for services performed after the date of the Deferral Election.

1.22"Employee" shall mean an employee of the Company or any Employer.

1.23"Employer" shall mean a corporation, trade or business that, together with the Company, is treated as a single employer under Sections 414(b) or (c) of the Code that, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

1.24"Employer Discretionary Credits" shall mean amounts, if any, allocated to a Participant under Section 3.3.

1.25"Employer Discretionary Credits Account" shall mean a bookkeeping account established on the records of the Company for a Participant that is credited with such Participant's Employer Discretionary Credits under Section 3.3.

1.26"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.27"FICA Amount" shall have the meaning set forth in Section 6.6(d).

1.28"Insolvent" shall mean (i) the Company is unable to pay its debts as they become due or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute).

1.29"Participant" shall mean a Director or member of management or a key Employee who has been selected for participation in the Plan, as set forth in Article II hereof.

1.30"Plan" shall mean the Performance Food Group Company Deferred Compensation Plan, as it may be amended from time to time.

1.31"Plan Committee" shall mean the individual or committee that is authorized by the Compensation Committee to administer the Plan.  In any case, where the Plan refers to the Plan Committee, such reference is deemed to be a reference to any delegate of the Plan Committee appointed for such purpose.

1.32"Plan Year" shall mean the twelve-consecutive month period commencing January 1 of each calendar year, provided that the initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.33"Separation from Service" shall mean a "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h) including the default presumptions thereunder.

1.34"Specified Employee" shall mean a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

1.35"Specified Employee Payment Date" shall mean the first payroll date of the seventh month following a Specified Employee's Separation from Service (or, if earlier, upon the date of the Specified Employee's death).

1.36"Unforeseeable Emergency" shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Section 152(a) of the Code); (ii) a loss of the Participant's property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Committee.

1.37"Vested Interest" shall mean the percentage of a Participant's Account(s) that, pursuant to Section 5.1, is vested.

Article II
PARTICIPATION

2.1Eligibility to Participate.  For any Plan Year, participation in the Plan shall be made available to (i) each individual who is a Director and (ii) the individuals whose position qualifies for an equity grant under the Company's 2015 Omnibus Incentive Plan, as amended, or successor thereto, for the Company's fiscal year that ends within the Plan Year, as determined by the Compensation Committee.  Each such individual will be notified by the Plan Committee of his or her eligibility to participate in the Plan, with such notification specifying the date of participation.  The determination as to the eligibility of any individual to initially participate in the Plan or to continue as a Participant shall be made in the sole and absolute discretion of the Compensation Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.  Eligibility to participate in the Plan in one Plan Year does not guarantee eligibility to participate in any subsequent Plan Year.

2.2Cessation of Active Participation.  Notwithstanding any provision herein to the contrary, an Employee or Director who is a Participant shall cease to be entitled to defer Base Compensation and/or Bonus Compensation hereunder as of the earliest to occur of: (i) the date of the termination of the Plan; (ii) the date such individual is no longer eligible to participate under Section 2.1, or (iii) any earlier cessation date designated by the Compensation Committee and communicated to the affected individual prior to the effective date of such cessation.  Each former Participant who continues to have a positive balance in any of his or her Account(s) under the terms of the Plan after his or her participation ceases will continue to be treated as if he or she were a Participant for purposes of the Plan until all of his or her Account(s) have been distributed under the terms of the Plan, except that such Participant will not be eligible to make a Deferral Election or receive an allocation of Employer Discretionary Credits unless and until such former Participant again becomes eligible under Section 2.1 and resumes participation in the Plan.

2.3Election Notice.  During the Election Period, a Participant shall submit an executed Election Notice to the Plan Committee to irrevocably elect to defer a portion of his or her Base Compensation and/or Bonus Compensation for the applicable Plan Year pursuant to Sections 3.1, 3.2, and 3.3 hereunder.  A Participant's Deferral Election for a Plan Year expires at the end of such Plan Year, and a new Election Notice must be filed for each subsequent Plan Year. A Participant's failure to properly complete an Election Notice in accordance with this Section 2.3 shall be deemed an election by the Participant to defer zero percent (0%) of his or her Base Compensation and/or Bonus Compensation, as applicable.

Article III
Deferrals

3.1Base Compensation Deferrals.  For any Plan Year, a Participant may elect, pursuant to Section 2.3, to defer an integral percentage of from one percent (1%) to fifty (50%) of his or her Base Compensation otherwise payable to him or her.  Notwithstanding any provision of the Plan or a Deferral Election to the contrary, however, the amount withheld from any payment of Base Compensation shall be reduced automatically, if necessary, so that it does not exceed the amount of such payment net of all withholding and authorized deductions, other than any reduction pursuant to such Deferral Election.  Any amounts withheld pursuant to this Section 3.1 from the Base Compensation otherwise payable to a Participant shall be credited to his or her Base Compensation Deferral Account as of the date on which such amounts would otherwise have been paid.  Base Compensation for a Plan Year not deferred by a Participant pursuant to this Section 3.1 shall be received by such Participant in cash except as provided by any other plan maintained by the Company.  Except as provided in Section 3.4, a Deferral Election of Base Compensation pursuant to this Section 3.1 shall be irrevocable through the end of the Plan Year for which it is made.

3.2Bonus Compensation Deferrals. For any Plan Year, a Participant may elect, pursuant to Section 2.3, to defer an integral percentage of from one percent (1%) to seventy-five percent (75%) of the Bonus Compensation otherwise payable to the Participant.  Notwithstanding any provision of the Plan or a Deferral Election to the contrary, the amount withheld from any Bonus Compensation shall be reduced automatically, if necessary, so that it does not exceed the amount of such payment net of all withholding and authorized deductions other than any reduction pursuant to such Deferral Election.  Any amounts withheld pursuant to this Section 3.2 from the Bonus Compensation otherwise payable to a Participant shall be credited to his or her Bonus Compensation Deferral Account as of the date on which such amounts would otherwise have been paid.  Bonus Compensation for a Plan Year not deferred by a Participant pursuant to this Section 3.2 shall be received by such Participant in cash except as provided by any other plan maintained by the Company.  Except as provided in Section 3.4, a Deferral Election of Bonus Compensation pursuant to this Section 3.2 shall be irrevocable through the end of the Plan Year for which it is made.

3.3Company Deferrals.  The Plan Committee may, from time to time in its sole and absolute discretion, credit a Participant's Employer Discretionary Credits Account with Employer

Discretionary Credits for such Plan Year.  Such Employer Discretionary Credits may be made on behalf of one or some Participants but not others, and such credits may vary in amount among individual Participants.

Article IV
CREDITS TO ACCOUNT AND INCOME

4.1Credit to Accounts.  All amounts credited or charged to a Participant pursuant to the provisions of this Article IV shall be credited or charged to the Account(s) of the Participant as of the applicable Credit Date.  All payments from an Account(s) during the Plan Year shall be charged against the Account(s) as of the applicable payment date.

4.2Credit of Interest.  On each applicable Credit Date, the Participant's Account(s) shall be credited with the earnings and charged with the losses attributable thereto, determined pursuant to the provisions of Section 4.3, as well as any other credits to or charges against such Account(s).

4.3Election of Investments.  Each Participant, upon becoming a Participant in the Plan, may, in the manner prescribed by the Plan Committee, designate the manner in which he or she wishes the Account(s) to be invested among the various options designated by the Plan Committee for this purpose ("phantom investment funds").  Such designation may be changed with respect to future credits and transfers among phantom investment funds, by filing an election with the Plan Committee, in the manner prescribed by the Plan Committee, within the period of time period established by the Plan Committee.  The Participant must designate, in such minimum percentages or amounts as may be prescribed by the Plan Committee, that portion of his or her Account(s) that the Participant wishes to allocate to each phantom investment fund.  The Plan Committee may establish limits on the portion of an Account that may be hypothetically invested in any phantom investment fund or combination of phantom investment funds.  The investment designation will continue until changed by the timely submission of a new investment designation, which change will be effective within the period of time established by the Plan Committee.  In the absence of any such investment designation, a Participant's Account(s) shall be deemed invested in such property as the Plan Committee, in its sole and absolute discretion, shall determine.  The Plan Committee may, but shall not be obligated to, invest amounts credited to a Participant's Account in accordance with the investment designations of such Participant; nevertheless, the Account(s) of such Participant shall be credited with the amount of income, gains and losses attributable thereto, as if the amounts credited to such Account(s) had been so invested.  The Plan Committee shall be authorized at any time and from time to time to modify, alter, delete or add to the investment options hereunder.  In the event a modification occurs, the Plan Committee shall notify those Participants whom the Plan Committee, in its sole and absolute discretion, determines are affected by the change, and shall give such persons such additional time as is determined necessary by the Plan Committee to designate the manner and percentage in which amounts thereby affected shall be deemed invested.  The Plan Committee shall not be obligated to substitute options with similar investment criteria for existing options, nor shall it be obligated to continue the types of investment options presently available to the Participants.  Notwithstanding any of the foregoing provisions, in no event shall the Plan Committee be responsible for implementing the investment designation of a Participant unless proper notice of such designation is given to the Plan Committee on the form prescribed by the Plan Committee within the time period established by the Plan Committee for such purpose.

Article V
VESTING OF BENEFITS

5.1Vested Status of Accounts.

(a)Base Compensation and Bonus Compensation Deferral Accounts.  Each Participant (or Beneficiary in the case of a Participant's death) will have a one-hundred percent (100%) Vested Interest in his or her Base Compensation Deferral Account(s) and his or her Bonus Compensation Deferral Account(s) at all times.

(b)Employer Discretionary Credits Account.  The Employer Discretionary Credits shall vest in accordance with the vesting schedule under the Performance Food Group Employee Savings Plan, as it may be amended from time to time.  Any Employer Discretionary Credits that are not vested as of a Separation from Service shall immediately expire and be forfeited at such time. Notwithstanding the aforementioned vesting schedule, the Plan Committee may, in its discretion, establish a different vesting schedule that will apply to Employer Discretionary Credits made to the Plan on behalf of any Participant for any Plan Year.

Article VI
PAYMENT OF BENEFIT

6.1Plan Benefit and Event Triggering Payment.  With respect to each Account, a Participant's Plan "benefit" will be such Participant's Vested Interest in the value of such Account.  Subject to Section 6.2, payment of a Participant's Plan benefit from each Participant's Account shall be made (or commence in the case of installments) on the earliest to occur of the following events (each, a "Payment Event"):

(a)The Distribution Date specified in the Participant's Election Notice, to the extent elected by the Participant;

(b)The Participant's Separation from Service;

(c)The Participant's death; and

(d)The Participant's Disability.

Unless otherwise determined by the Plan Committee, any balance in a Participant's Employer Discretionary Credits Account that is not a Vested Interest shall be forfeited upon the occurrence of a Payment Event.  Additionally, for the purposes of this Article VI, a payment will be considered timely if made within ninety (90) days of the date required herein.

6.2Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Participant's Account(s) shall be made upon the Participant's Separation from Service until the Specified Employee Payment Date. Any payments to which a

Specified Employee otherwise would have been entitled under the Plan during the period between the Participant's Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

6.3Form of Payment.  With respect to each compensation Deferral Election made by a Participant, such Participant shall irrevocably elect the form of payment with respect to his or her Base Compensation Deferral Account(s), Bonus Compensation Deferral Account(s) and Employer Credits Discretionary Account(s) from one of the following forms:

(a)A lump sum cash payment; or

(b)Annual cash installment payments for a period of five (5), ten (10), or fifteen (15) years.

The amount of each installment payment shall be determined by multiplying the Participant's remaining balance in the applicable Account subject to such installment form, by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant.  In the event a Participant fails to properly or timely elect the form in which his or her benefit payments from an Account are to be made, such Participant will be deemed to have elected that all benefit payments from such Account will be paid in the form of a single lump sum payment.

6.4Death.  In the event of a Participant's death at a time when amounts are credited to such Participant's Account(s), such amounts shall be paid to such Participant's designated Beneficiary or Beneficiaries at the time set forth in Section 6.1 and in the form elected by the Participant pursuant to Section 6.3.

6.5Payments Due to Unforeseeable Emergency.  Except in the case of an Unforeseeable Emergency as described in this Section 6.5, Participants and Beneficiaries shall not be permitted to make withdrawals from the Plan prior to the times set forth in Section 6.1 (as modified by Section 6.2) or to borrow from the Plan at any time.

(a)Request for Payment. If a Participant or Beneficiary suffers an Unforeseeable Emergency, he or she may submit a written request to the Plan Committee for a cash lump sum payment from his or her Base Compensation Deferral Account(s) and Bonus Compensation Deferral Account(s) (but not from his or her Employer Discretionary Credits Account).

(b)No Payment If Other Relief Available. The Plan Committee will evaluate the Participant or Beneficiary's request for payment due to an Unforeseeable Emergency taking into account the Participant or Beneficiary's circumstances and the requirements of Section 409A of the Code.  In no event will payments be made pursuant to this Section 6.5 to the extent that the Participant or Beneficiary's hardship can be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant or Beneficiary's assets, to the extent that liquidation of the Participant or Beneficiary's assets would not itself cause severe financial hardship; or (iii) by cessation of Deferral Elections under the Plan, if applicable.

(c)Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant or Beneficiary's financial need, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Plan Committee.

(d)Timing of Payment. Payments shall be made from a Participant's Account(s) on the first regularly scheduled pay date that coincides with or immediately follows the first day of the calendar month following the determination by the Plan Committee that a hardship withdrawal due to an Unforeseeable Emergency will be permitted.

(e)Cessation of Deferrals. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant's Deferral Elections shall be cancelled for the remainder of the Plan Year.

6.6Acceleration of Payment.  The time or schedule of any payment hereunder shall not be accelerated, except to the extent otherwise permitted under Section 409A of the Code and the regulations promulgated thereunder.  Consistent with the foregoing sentence, the Plan Committee, in its sole discretion, may accelerate the payment of the balance of a Participant's Account(s) to the Participant (or following the Participant's death, the Participant's Beneficiary) in a lump sum cash payment as soon as administratively practicable after the Plan Committee determines that such acceleration is necessary under one or more of the following:

(a)to the extent that (i) the aggregate amount in the Participant's Account(s) does not exceed the limit in Section 402(g)(1)(B) of the Code (which is nineteen thousand dollars ($19,000) for 2019), (ii) the payment results in the termination of the Participant's entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Plan Committee's decision to cash out the Participant's Account(s) is evidenced in writing no later than the date of payment;

(b)to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code) requirement to pay an individual other than the Participant;

(c)as necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code) related to a conflict of interest exception under Section 409A of the Code;

(d)to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(a) and (v) of the Code on compensation deferred under the Plan (the "FICA Amount") and the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Section 3401 of the Code wages and taxes; provided, however, that the acceleration permitted under this paragraph (d) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(e)to the extent that the Plan Committee determines that the Plan fails to satisfy the requirements of Section 409A of the Code; provided, however, that such distribution shall not exceed the lesser of (i) the amount in the Participant's Account(s) or (ii) the amount to be reported pursuant to Section 409A of the Code on the applicable Form W-2 (or Form 1099) as taxable income to the Participant; and

(f)upon termination of the Plan, but only to the extent then permitted under Section 409A of the Code.

6.7Withholding Purposes.  If the Company is required to withhold amounts to pay the Participant's portion of the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Plan Committee may withhold an amount equal to the lesser of: (i) the amount in the Participant's Account(s) or (ii) the aggregate of the FICA Amount imposed and the income tax withholding related to such amount.

6.8Delay of Payments Under Certain Circumstances.

(a)Delay for Insolvency or Compelling Business Reasons.  Notwithstanding any provision of this Article VI to the contrary, in the event the Board determines that the making of any payment on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Plan Committee may delay the payment of benefits under this Article VI until the first calendar year in which the Board notifies the Plan Committee that the payment of benefits would not have such effect.

(b)Administrative Delay in Payment.  The payment of benefits hereunder shall be made at the time specified in accordance with the provisions of the foregoing paragraphs of this Article VI; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or, if later, the fifteenth (15th), day of the third calendar month immediately following the date on which payment would otherwise be made.  Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary), it is not administratively practicable for the Plan Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

(c)Payments that Would Violate Federal Securities Laws or Other Applicable Law.  Payment will be delayed where the Plan Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Committee reasonably anticipates that the making of the payment will not cause such violation.

(d)Payments that Would Jeopardize the Ability of the Company to Continue as a Going Concern.  Notwithstanding anything in this Article VI to the contrary, in the event the Board determines that the making of any payment on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Plan Committee may delay the payment of such benefits until the first calendar year in which the Board notifies the Plan Committee that the payment of benefits would not have such effect.

(e)Section 162(m) of the Code. If the Compensation Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company's tax deduction due to the application of Section 162(m) of the Code, such payment may be delayed and paid (i) during the Participant's first taxable year in which the Compensation Committee reasonably anticipates that the Company's tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (ii) subject to Section 6.2, during the period beginning with the Participant's Separation from Service and ending on the later of the last day of the Company's taxable year of the Participant's Separation from Service or the fifteenth (15th) day of the third month following the Participant's Separation from Service. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 6.8(e) unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

Article VII
ADMINISTRATION OF THE PLAN

7.1Designation of Plan Committee.  The Plan shall be administered by the Plan Committee.  The Plan Committee shall serve without bond or security for the performance of its duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.  Any member of the Plan Committee may resign by delivering his or her written resignation to the Board.

7.2Actions of Plan Committee.  If a committee shall be serving as the Plan Committee at any time, the Plan Committee shall perform any act that the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of such individuals without a meeting.  Neither the Plan Committee nor any member of the Plan Committee shall vote or decide upon any matter relating solely to himself or herself or vote in any case in which his or her individual right or claim to any benefit under the Plan is particularly involved.  If, in any matter or case in which a person is so disqualified to act, the remaining members of the Plan Committee cannot resolve such matter or case, the remaining members of the Plan Committee will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which he or she is disqualified.

7.3Delegation.  The Plan Committee may from time to time delegate to one or more of an Employer's officers, employees, directors, or agents, or to any other person or organization, any of its powers, duties, and responsibilities with respect to the operation and administration of the Plan, including, but not limited to, the administration of claims, the authority to authorize payment of benefits, the review of denied or modified claims, and the discretion to decide matters of fact, determine eligibility for benefits (and the amount of such benefits), and interpret Plan provisions.  The Plan Committee also may from time to time employ persons to render advice with regard to any fiduciary responsibility held hereunder and may authorize any person to whom any of its fiduciary responsibilities have been delegated to employ persons to render such advice.  Upon designation and written acceptance of any delegation of fiduciary responsibility, the Plan Committee will have no liability for the acts or omissions of any such delegate as long as the Plan Committee does not violate its fiduciary responsibility in making or continuing such delegation.  All delegations of fiduciary responsibility will be reviewed periodically by the Plan Committee and will be terminable upon such notice as the Plan Committee in its discretion deems reasonable and prudent under the circumstances.

7.4Expenses and Indemnification.  All usual and reasonable expenses incident to the administration of the Plan, including, but not limited to, legal, accounting, and administrative, shall be allocated and paid by the Employers, as determined by the Plan Committee in its discretion.  To the extent permitted by applicable law, the Company shall indemnify and hold harmless each current and former member of the Plan Committee and the Compensation Committee and each other current and former employee of an Employer to whom Plan administrative or fiduciary functions have been delegated by the Plan Committee or under the Plan from and against any and all claims and expenses (including, without limitation, attorneys' fees and related costs), in connection with the performance by such person of his or her duties in that capacity, other than any of the foregoing arising in connection with the gross negligence or willful misconduct of the person so acting.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

7.5Administrative Duties.  The Plan Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty to:

(a)make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Committee;

(b)construe, in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(e)select the investment options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected investment options;

(f)employ and compensate such accountants, attorneys, investment advisors, and other agents, employees and independent contractors as the Plan Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(g)calculate deemed investment earnings and losses;

(h)determine in its discretion all questions relating to eligibility;

(i)determine whether and when a Participant has had a Separation from Service with the Company;

(j)make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and

(k)exercise discretion to make any and all other determination which it determines to be necessary or advisable for the administration of the Plan.

All determinations of the Plan Committee shall be conclusive and binding on all Participants and Beneficiaries, subject to the provisions of the Plan and applicable law.

7.6Non-Uniform Treatment.  The Plan Committee's determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants and Beneficiaries.

7.7Company to Supply Information.  The Company shall supply full and timely information to the Plan Committee and/or Compensation Committee, including, but not limited to, information relating to each Participant's compensation, age, retirement, death, or other cause of Separation from Service and such other pertinent facts as the Plan Committee may require.   When making a determination in connection with the Plan, the Plan Committee and Compensation Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

7.8Correction of Errors. Any contrary provisions of the Plan notwithstanding, in the event the Plan (i) enrolls any individual in the Plan, (ii) pays a Plan benefit or claim under the Plan, (iii) incurs a liability for failure to so enroll or pay a benefit or for terminating enrollment, or (iv) makes any overpayment or erroneous payment to any individual or entity, in any case because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, fraud, misrepresentation, or concealment of any relevant fact by any Participant, Beneficiary, or other individual, the Plan Committee will be entitled to correct such error in any manner it deems necessary or appropriate, including, without limitation, recovering from such Participant, Beneficiary, or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery.  Human or systems error or omission will not alter a Participant's eligibility to participate in the Plan or affect in any way the amount of a Participant's or Beneficiary's benefit to which such Participant or Beneficiary is otherwise entitled under the terms of the Plan.

Article VIII
CLAIMs REVIEW PROCEDURE

8.1Claims Procedures (For Claims For Benefits Other Than Disability-Related Benefits).

(a)Filing a Claim.  Any Participant or other person claiming an interest in the Plan (the "Claimant") may file a claim in writing with the Plan Committee. The Plan Committee shall review the claim itself or appoint an individual or entity to review the claim.

(b)Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Plan Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Committee may have up to an additional ninety (90) days to process the claim. If the Plan Committee determines that an extension of time for processing is required, the Plan Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Committee expects to render its decision.

(c)Notice of Denial. If the Plan Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason(s) for the denial;

(ii)Specific reference to the pertinent Plan provisions on which such denial is based;

(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iv)A description of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(v)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(d)Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Plan Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Plan Committee's receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(e)Notice of Decision on Appeal. If the Plan Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason(s) for the denial;

(ii)Specific references to the pertinent Plan provisions on which such denial is based;

(iii)A statement that the Claimant may receive on request all relevant records at no charge;

(iv)A description of the Plan's voluntary procedures and deadlines, if any;

(v)A statement of the Claimant's right to sue under Section 502(a) of ERISA; and

(vi)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(f)Claims Procedures Mandatory. The internal claims procedures set forth in this Section 8.1 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 8.1, the denial of the Claim shall become final and binding on all persons for all purposes.

8.2Claims Procedures for Disability-Related Benefits.

(a)Filing a Claim. Any Claimant may file a claim in writing with the Plan Committee for Disability-related benefits. The Plan Committee shall review the claim itself or appoint an individual or entity to review the claim.

(b)Claim Decision. The Claimant shall be notified within forty-five (45) days after the claim is filed whether the claim is approved or denied, unless the Plan Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Committee may have up to two additional thirty (30) day periods to make a decision. If the Plan Committee determines that an extension of time for processing is required, the Plan Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial forty-five (45) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Committee expects to render its decision.

(c)Notice of Denial. If the Plan Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason(s) for the denial;

(ii)Specific reference to the pertinent Plan provisions on which such denial is based;

(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iv)A discussion of the decision that includes the basis for disagreeing with or not following:

(A)the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B)the views of medical or vocational experts whose advice was obtained on the Plan's behalf, regardless of whether the advice was relied on in making the benefit denial; and

(C)a disability determination made by the Social Security Administration (SSA), if presented to the Plan;

(v)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

(A)an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the Claimant's medical circumstances; or

(B)a statement that this explanation will be provided free of charge upon request;

(vi)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist;

(vii)Notice that the Claimant is entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits; and

(viii)A description of the Plan's appeal procedures and deadlines applicable to these procedures, including a statement of the Claimant's right to sue under Section 502(a) of ERISA following a denial on appeal.

Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process.

(d)Filing an Appeal. A request for appeal of a denied claim must be made in writing to the Plan Committee within one hundred eighty (180) days after receiving notice of denial. The decision on appeal will be made within forty-five (45) days after the Plan Committee's receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case the Plan Committee may have an additional forty-five (45) day period to make a decision. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

On appeal, the review will consider all submitted information, regardless of whether the information was submitted or consulted in the initial decision. The review will not provide deference to the initial decision. The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person.

For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the Plan's named fiduciary will consult with a health care professional who:

(i)Has appropriate training and experience in the area of medicine involved;

(ii)Was not consulted during the initial denial; and

(iii)Is not a subordinate of the person who made the initial denial.

The Plan Committee will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert's advice was relied on in making the determination.

Before a benefit denial is issued on appeal, the Claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or other person) regarding the claim. The Claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.

Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the Claimant will be provided, free of charge, with the rationale. The Claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.

(e)Notice of Decision on Appeal. If the Plan Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason or reasons why the appeal is denied.

(ii)A reference to the specific Plan provisions on which the denial is based.

(iii)A discussion of the decision that includes the basis for disagreeing with or not following:

(A)the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B)the views of medical or vocational experts whose advice was obtained on the Plan's behalf in connection with the Claimant's benefit denial, regardless of whether the advice was relied on in making the benefit denial; and

(C)a disability determination made by the SSA regarding the Claimant, if presented to the Plan.

(iv)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:

(A)an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the claimant's medical circumstances; or

(B)a statement that this explanation will be provided free of charge upon request.

(v)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the plan do not exist.

(vi)A statement of the Claimant's right to sue under Section 502(a) of ERISA, including a description of any contractual limitations period relevant to the right to sue, with the calendar date on which the contractual limitations period expires for the claim.

Article IX
LIMITATION OF RIGHTS

The establishment of the Plan shall not be construed as giving to any Participant Beneficiary, Employee, Director or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors or agents, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or as giving any Employee or Director the right to be retained in the service of the Company.  All Participants shall be subject to discharge to the same extent they would have been if the Plan had never been adopted.  The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company.

Article X
AMENDMENT TO OR TERMINATION OF THE PLAN

10.1Generally.  The Compensation Committee reserves the right at any time to amend or terminate the Plan in whole or in part.  No amendment or termination shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan except that an amendment to change phantom investment options or an amendment that the Compensation Committee determines is necessary or desirable to comply with Section 409A of the Code shall not require the consent of any Participant.  No payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been satisfied.

10.2Change in Control.  Notwithstanding any provision in the Plan to the contrary, the Company, by resolution of the Compensation Committee and without the consent of any Participant, shall have the full discretion and power to terminate the Plan within thirty (30) days preceding or twelve (12) months following a Change in Control and, in the event of such termination, the Company shall distribute each Participant's Account(s) within twelve (12) months of the date of such termination.

Article XI
Participating employers

The Compensation Committee may designate any entity or organization eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company, or designee, and the designated Employer.  Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan that apply to the designated Employer only and shall become, as to such designated Employer and its Employees, a part of the Plan.  Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be amended so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission, after receipt of notice of such amendment, of any information required by the terms of or with respect to the Plan.  Except as modified by the Compensation Committee in its written instrument, the provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Participant.

Article XII
GENERAL AND MISCELLANEOUS

12.1Non-Alienation.  No benefits payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void.  No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

12.2Incapacitated Distributee.  In the event any benefit payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Committee, on the basis of qualified medical advice, to be incompetent, the Plan Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

12.3Lost Participant of Beneficiary.  Any Participant or Beneficiary who is entitled to a benefit from the Plan has a duty to keep the Company advised of his or her current mailing address.  If the Plan Committee is unable to locate a Participant or Beneficiary entitled to a distribution hereunder, upon the Plan Committee's determination thereof, such Participant's or Beneficiary's Account(s) shall be forfeited to the Company.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such distribution is payable makes a valid claim for such distribution, such forfeited Account(s) shall be restored, without the crediting of interest subsequent to the forfeiture, and the balance of such Account shall be distributed to such Participant or Beneficiary as soon as administratively practicable.

12.4No Warranties. Neither the Company nor the Plan Committee warrants or represents that the value of any Participant's Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account(s).

12.5Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

12.6Construction.  The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.  When used herein, the masculine gender includes the feminine gender. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

12.7Compliance with Section 409A of the Code.  The Plan is intended to comply with the applicable provisions of Section 409A of the Code and the Company shall interpret and administer the Agreement in accordance therewith.  Any ambiguities in the Plan shall be construed to effect this intent.  Each payment that a Participant may receive under the Plan shall be treated as a "separate payment" for purposes of Section 409A of the Code.  In addition, any provision, including, without limitation, any definition in the Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in the Plan under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth.  In addition, the timing of certain payments of benefits provided for under the Plan shall be revised as necessary for compliance with Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

12.8Governing Law.  The validity and effect of the Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware unless superseded by federal law.

12.9Taxes.  All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or his or her Beneficiary that are required to be paid or withheld by the Company.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, Performance Food Group Company, has caused this Performance Food Group Company Deferred Compensation Plan to be duly executed effective as of the Effective Date.

PERFORMANCE FOOD GROUP COMPANY:

By: /s/ A. Brent King

Its: Senior Vice President, General Counsel and Secretary

Dated: January 31, 2020